EXHIBIT 99

                                         CONTACT:  Betsy Brod/Jeff Majtyka
                                                   Media: Stan Froelich
                                                   Morgen-Walke Associates, Inc.
                                                   (212) 850-5600

FOR IMMEDIATE RELEASE

           CONSOLIDATED GRAPHICS ANNOUNCES LETTER OF INTENT TO ACQUIRE
                     TUCKER PRINTERS OF ROCHESTER, NEW YORK

                  TRANSACTION MARKS ENTRY INTO NORTHEAST REGION

     HOUSTON, TEXAS -- FEBRUARY 13, 1997 -- CONSOLIDATED GRAPHICS, INC. (NYSE/CGX) today announced it has signed a letter of intent to acquire Tucker Printers in Rochester, New York. When completed, the addition of Tucker Printers will give Consolidated Graphics 19 companies in 15 markets and annualized run-rate revenues of $175 million. Terms of the transaction were not disclosed.

     Tucker Printers is a high quality, full service sheet-fed printer, featuring five presses with up to six-color capability, a state-of-the-art pre-press operation and a fully-equipped bindery. The Company was founded in 1960 and serves many major New York corporations. Management, including owners Kenneth E. Backus, President and Daniel Tucker, Vice President, will continue in their present roles.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "We are excited that Tucker Printers has agreed to join Consolidated Graphics as our first entry into the Northeastern U.S., a market area that is home to many of America's best-known corporations. It has an excellent customer base in a strong market, is very well managed, and through the efforts of a dedicated group of employees, has a reputation of quality craftsmanship and superior customer service. Tucker Printers will complement an already strong group of operating companies."

     Consolidated Graphics, Inc. is one of the fastest growing printing companies in the United States. It is a consolidator in a fragmented industry that adds value to its acquisitions by providing the financial and operational strengths, management support and technological advantages associated with a larger organization.